Exhibit 99.1

[CONSENT OF CITIGROUP GLOBAL MARKETS INC.]

October 9, 2018

The Board of Directors

Transocean Ltd.

Turmstrasse 30

Steinhausen, Switzerland

CH‑6312

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 3, 2018, to the Board of Directors of Transocean Ltd. (“Transocean”) as Appendix E to, and reference thereto under the headings “Opinion of Transocean’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Ocean Rig UDW Inc. and Transocean, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S‑4 of Transocean (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.